Exhibit 10.6

Contract of Employment

Private and Confidential

Contract of Employment

The information contained in this document includes the requirement of a statement of the terms and conditions of your employment in accordance with the Employment Rights Act 1996.

This agreement is made on October 16, 2012 and is effective as of 1 January 2013 between

Name	Stephen Patrick Hearn

And

Company	Willis Limited

This Contract of Employment supersedes, effective as of 1 January 2013 (“Effective Date”), your Contract of Employment dated 28 February 2011 as amended by the letter signed by Ian Cutler and by you dated 19 July 2012 provided your employment with Willis Limited has not been terminated prior to 1 January 2013. The main terms and conditions of your employment on and after 1 January 2013 are set out below. For further details of these and other matters including our Ethical Code, please refer to the Global Policy manual and the Associate Handbook. For the avoidance of doubt, the terms set out in this Contract of Employment take precedence over the Global Policy Manual and the Associate Handbook and offer letter. The contents of the Associate Handbook and Global Policy Manual do not form part of your Contract of Employment, but are indicative of Company Policy and Procedure. The Company reserves the right to vary these Policies and Procedures from time to time.

Date this Employment Begins:	1 January 2013

Date Continuous Employment Begins:	1 August 2003

Employment prior to this date with any previous employer does not count as part of your continuous employment with the Company. This date is not necessarily the date used to determine your entitlement to certain benefits.

Current Job Title:	Deputy Chief Executive Officer – Willis Group Holdings Public Limited Company (“Holdings”)(“Deputy CEO”)

You may be transferred to any other job in Holdings, the Company or any of their subsidiaries (“Group”) which in the reasonable opinion of the Company would be suitable and on terms and conditions no less favourable than those set out in this document.

Location:	51 Lime Street, London

You may be transferred to any other office in the Group. Your agreement to such a transfer will be sought unless in the reasonable opinion of the Company, the transfer does not necessitate you having to move your home address.

Base Salary:	£530,000 per annum.

Your contractual salary will be your base salary less any sacrifice arrangements you have made. Your contractual salary will be paid monthly in arrears by direct transfer to your bank account. Your base salary will be reviewed annually.

You authorise the Company to deduct from your remuneration, and to set off against any monies due to you as expenses or otherwise, any sum due to the Company from you including, without any limitation, any overpayments, bonuses, study fees, loans or advances made to you by the Company, and the cost of repairing any damage or loss to the Company’s property caused by you.

Annual Incentive Plan (“AIP”):

With effect from 1 January 2012 you are participating in the Company’s AIP with a target award of 175% of base salary for such year, and the AIP Award for 2012 (payable in 2013) shall have a value of not less than 150% of your base salary for such year. With effect from 1 January 2013 you shall be eligible to participate in the Company’s AIP with a target award of 200% of base salary. Such awards shall be granted at the same time and in the same form as AIP awards made to other senior executive officers of the Holdings generally.

Save for the AIP award for 2012 and subject to the severance provisions below, payment of AIP is non-contractual and any payment made to you (including the AIP Award for 2012) will be subject to the usual tax and National Insurance deductions and will only be paid if you are employed and not serving notice (whether given or received) at the time payment is normally made (in March each year).

The Company reserves the right, in recognition of your future loyalty, to pay all or a portion of any AIP payment in the form of cash, restricted cash with clawback provisions, restricted stock, stock options or other long term incentive instrument.

Long Term Incentive Payment (“LTIP”):

Your target LTIP award opportunity for the Company’s 2013 fiscal year and for all subsequent fiscal years providing you remain an active employee of the Company shall be 260% of your base salary as of the Effective Date with value determined based on the foreign exchange rate prevailing on the Effective Date. Such awards will be subject to the usual tax and National Insurance deductions and and subject to the severance provisions below will only be paid if you are employed and not serving notice (whether given or received) at the time payment is normally made.

Such awards shall be granted at the same time and in the same form as long term incentive awards made to other senior executive officers of the Holdings generally.

Hours of Work:	In accordance with UK employment law requirements we confirm your normal hours of work are 35 hours per week, 09:00 - 17:00, Monday to Friday each week (but excluding public holidays) or as agreed locally by Management and/or local practice. Unless otherwise agreed, these hours shall include one hour for lunch.

You will be expected to work such additional hours as necessary to meet the demands of the business. You may also be required to vary the pattern of your working hours as necessitated by changing commercial needs, if in the reasonable opinion of the Company it is practicable for you to comply. Any additional hours worked are subject to the provisions of the Working Time Regulations 1998 and any amendment(s) to the Regulations thereof.

Employment Obligations:	During your working hours you must devote the whole of your time, attention and ability to the business of Holdings, the Company and their affiliates and at all times you must promote the interest and general welfare of the Group. You agree to report to the Chief Executive Officer of Holdings (“CEO”) and to perform such duties and responsibilities, consistent with your position as Deputy CEO as may be reasonably requested by the CEO.

Whilst this Contract is in force you may not take any outside employment or engage in any business without prior written agreement of the CEO nor may your additional employment render your total working time in breach of the Working Time Regulations.

You are not permitted to engage in any activity, which might interfere with the performance of your duties or cause a conflict of interest.

Errors and Omissions	During and following termination of your employment you agree to:

a)      provide the Holdings, Company and their affiliates with full co-operation and assistance where necessary in relation to any work carried out by you during your employment with the Company, including but not limited to:

i)       providing information and a factual explanation of your role in the insurance placing, administration and risk management process;

ii)     meeting with the Company’s or Group’s counsel to answer questions regarding any claims brought by or against the Company or any of its affiliates: and

iii)    providing statements of evidence, affidavits and meeting in person with the Company’s or Group’s counsel in order to be prepared for any evidence that you may be required to provide;

b)      in respect of actual or potential errors and omissions, participate in deposition, arbitration and/or hearing preparation meetings with the Company’s or Group’s counsel as required and to provide testimony and to allow Company’s or Group’s counsel to act as your counsel during the aforementioned preparation meetings and any hearings (payment of counsel’s fees to be made by the Company); and additionally, to the extent necessary, you will make available other information, statements of evidence and affidavits to the Company’s or Group’s counsel as needed provided however:

i)       the Company agrees to provide as much advance notice as possible to you regarding such assistance; plus

ii)     if the claim does not settle or otherwise resolve, and if requested by the Company by giving you no less than three weeks’ notice of trial, you will give trial and/or arbitration testimony, and you will meet with Company’s or the Group’s counsel for preparation for such testimony.

The Company will pay the reasonable costs incurred by you in participating in any deposition and/or hearing preparation meetings, providing the deposition and/or hearing testimony in the claim, and any trial and/or arbitration testimony and preparation are in accordance with the Company’s expense management policy in place from time to time.

Duty of Confidence:

During and after the termination of this Contract you must keep with inviolable secrecy and may not use for any purpose nor reveal to anyone (other than those whose province it is to know the same) any secret or confidential information entrusted to or discovered by you. This includes but is not limited to information concerning Holdings’, the Company’s or the Group’s business, operations, products, markets, trade secrets, technical know how, product formulations or techniques, names or lists of employees, Clients or Prospective Clients and their insurance or commercial affairs or any other matters pertaining to them and revealed to you in the course of your employment which has not come into the public domain. This duty applies without time limit.

For further guidance, the provisions concerning Confidential Information are set out in full in the Global Policy Manual.

Copyright, Inventions and Patents	You must promptly disclose to the Company all ideas, concepts, works, methods, discoveries, improvements, inventions or designs which you create or produce either alone or with others (except those created or produced wholly outside working hours which are totally unconnected with your employment) (“the Works”). All and any rights of whatever nature in each such Work shall belong absolutely to the Company and you shall hold the same in trust for the Company until such proprietary rights shall be fully and absolutely vested in the Company. The Company shall be entitled to make such modifications or adaptations to or from any of the Works as it shall in its absolute discretion determine.

You hereby assign to the Company with full title guarantee by way of assignment all present and future copyright, database rights, design rights (whether registered or unregistered) and other proprietary rights (if any) and all rights of action for damages for infringement of such rights for the full term thereof and any renewals and extensions thereof throughout the world and you hereby waive in favour of the Company all moral rights conferred on you by chapter 4 of part 1 of the Copyright Designs and Patents Act 1988 in relation to any of the Works and at the request and expense of the Company you shall do all things and execute all documents necessary or desirable to substantiate the rights of the Company in the Works.

Other Obligations:	You shall not without the prior written consent of the Company for a period of 12 months after the termination of your employment, other than after the wrongful termination of your employment by the Company, whether on behalf of yourself or any other person, firm or company in competition with the Company or the Group, directly or indirectly:

(i)     solicit Business from; or

(ii)    seek to procure orders from; or

(iii)  transact or handle Business or otherwise deal with; or

(iv)  approach, canvass or entice away from the Group the Business of any Client of the Group with whom either you or any person who reports directly to you have personally dealt in the course of your (or their) employment at any time during the 12 months prior to the termination of your employment. The period of this restriction shall be reduced after the date your employment ends by a period equal in length to any period of lawful suspension from your duties or exclusion from any premises of the Company during any period of notice.

The restrictions set out in sub paragraphs (i) and (ii) above shall apply as if the references to the “Prospective Client” were substituted for references to the “Client”.

You shall not for a period of 12 months after the lawful termination of your employment directly or indirectly induce or seek to induce any employee of the Group with whom you have worked in the 12 months preceding the termination of your employment (excepting a clerical and secretarial employee) to leave his or her employment where the departure of that employee (whether alone or in conjunction with the departure of other employees who are members of a team in which you have either performed your duties or over which team you have had supervisory responsibilities) would do material harm to the Group and where the departure is intended for the benefit of you or your new employer or any other organisation carrying on a business in competition with the Group.

Each of the above restrictions constitutes an entirely separate and distinct covenant and the invalidity or unenforceability of any such Covenant shall not affect the validity or enforceability of the remaining covenants.

The details of all your obligations are contained in the Global Policy Manual and the Associate Handbook and the terms herein should be read in conjunction with those in the Global Policy Manual and Associate Handbook.

Non-Disparagement	While employed by the Company, and after the date of your termination of employment with the Company, you agree not to make any false, defamatory or disparaging statements about the Group, or the officers or directors of any of member of the Group, that are reasonably likely to cause damage to the Group and the Company agrees not to make any false, defamatory or disparaging statements about you that are reasonably likely to cause you damage.

Pension Scheme:

You are entitled to membership of the Willis Stakeholder Pension Scheme (the “Scheme”).

If you wish to make personal contributions to the scheme you must elect to do so. If you choose to opt out of the scheme and then change your mind, you may have to provide evidence of good health before you can join.

Nothing in this contract in any way affects the obligations set out in previous correspondence relating to your pension entitlements.

The Company will hold certain personal data about you (see the section entitled ‘Data Protection’) including your name, address and date of birth and other information needed to assist in the smooth running of the Scheme. In accordance with the Company’s requirements under the Data Protection Act 1998, this information will only be available to the Company and the provider of the Scheme (currently Friends Provident plc). It will only be used by the provider to calculate and provide benefits and for the efficient running of the Scheme As a member of the Scheme you agree to authorise details of your membership of the Scheme to be passed from the stakeholder provider to the Company. Certain other personal data about you, such as fund values and investment choices, is held by the Scheme provider. In order to provide occasional communications concerning your benefits and options under the Scheme, the Company will need to have access to this information and you agree that the Scheme provider may pass on this information to the Company.

Absence from Work:	Your entitlement to payments whilst you are absent from work, and the procedure that you should follow if you are unable to attend the office for any reason are contained in the Associate Handbook.

Right to Search:	In the interests of security the Company reserves the right at any time to search you or your belongings including, without limitation, the x-ray examination of any items brought on Company premises by you. Any personal search shall be carried out in private by an associate duly authorised from time to time by a Director or Manager to the Company to perform a personal search. Prior to the commencement of any personal search you may request to be searched in the presence of a work colleague, the Company may refuse such a request if in its opinion it is reasonable to do so.

Medical Examination:	The Company reserves the right to require you at any time to submit yourself for examination by a doctor appointed by the Company at the Company’s expense.

Holidays:

Your holiday entitlement is 25 days per annum

The holiday year runs from 1 January to 31 December. Please refer to the Associate Handbook for your pro rata entitlement in year of joining and of leaving. Payment will be made for Public Holidays.

Employee Benefits:	The Details and eligibility rules of Employee Benefits to which you may be entitled are contained in the Company’s Associate Handbook except you shall be eligible for severance pay or benefits, if any, pursuant to this agreement and not the terms of the Associate Handbook.

Termination of Employment:

a) Either party may terminate this contract by giving notice in writing to the other of not less than 12 months.

b) The Company shall not be obliged to provide you with work at any time after the notice of termination is given by either party and the Company may in its absolute discretion take one or more of the following steps in respect of all or part of the unexpired period of notice:

i)       Require you to comply with such conditions as the Company may specify in relation to attending or remaining away from the place of business of the Company, should you be required to remain away from the office you will be required to take any outstanding holiday during this period of lawful suspension, agreeing the days in advance with management;

ii)     Assign you to such other duties as the Company shall in its absolute discretion determine;

iii)    Withdraw any powers invested in you or suspend or vary any duties or responsibilities assigned to you.

c) On termination of the Contract for whatever reason you must return to the Company all reports, documents, computer disks, working papers and any other information (in whatever form) received in the course of your employment. In addition all other Group property must be returned.

d) Upon the termination of your employment (other than by reason of your death or disability) by the Company without “Cause” (as defined below) or by your resignation for “Good Reason” (as defined below), and your execution and delivery to the Company of a release in substantially the form attached hereto as Exhibit A attached hereto within 30 days following the date of your termination of employment with the Company and other members of the Group, you shall be entitled to a severance payment equal to:

i)       150% of the sum of your annual base salary, plus 150% of an amount equal to your target AIP award; provided that such sum shall be reduced by any pay which you receive or are provided, or to which you are entitled, during the 12-month notice period provided in this Contract of Employment or, without duplication, any pay in lieu of notice pursuant to this Contract of Employment or applicable laws; such sum shall be payable on the first payroll date after the 30th day following the date of your termination of employment;

ii)     An amount equal to your annual AIP award that would have been earned in respect of the Company’s fiscal year that includes the date of your termination of employment with the Company, as determined without regard to such termination, prorated by the number of calendar days of employment during such fiscal year divided by 365; such AIP shall be paid at the same time and, other than in respect of the clawback provisions, in the same manner as AIP awards are paid to active, senior executive officers of the Company; and

iii)    any annual AIP earned (based on the actual achievement of the applicable performance objectives) but not yet paid in respect of any prior fiscal year of the Company such AIP award to be paid at the same time as and, other than in respect of the clawback provisions, in the same manner as such AIP awards are payable to active, senior executive officers of the Company.

In addition, you shall be entitled to (i) continuation of group medical coverage under the Company’s plan in effect from time to time at the same rate as applicable to the active, senior executive officers of the Company for up to 18 months following the date of your termination of employment, subject to your completion of any enrollment materials as may be reasonably requested by the Company, (ii) the period of exercisability of vested options shall be extended to twelve (12) months from your termination of employment, (ii) payment of your accrued and unpaid salary as of the date of your termination of employment, and (iii) acceleration of all outstanding unvested options, restricted shares, deferred cash or other long term incentive awards due to vest in the twelve (12) months following your termination of employment. For avoidance of doubt, all performance-based vesting requirements with respect to unvested options, restricted shares or other equity awards continue to apply.

Termination After a Change in Control	In the event of a Change in Control (as defined below) and a termination of your employment (other than by reason of your death or Disability) by the Company and its affiliates without Cause or by your voluntary resignation for Good Reason, in each case before the second anniversary of the date of such termination of employment, you shall be entitled to the termination payments and benefits pursuant to paragraph (d) of the immediately preceding section of this Contract of Employment except the stated percentage at the beginning of subparagraph (d)(i) of such section shall be “200%” in place of “150%”.

Company Procedures:

The Associate Handbook and the Global Policy Manual contain details of the Company Procedures affecting your terms and conditions of employment, including our Ethical Code, the Equal Opportunities Policy, Performance Improvement, Disciplinary, Appeals and Grievance procedures which should be read in conjunction with your Contract of Employment. These documents are available in electronic format on the Company’s Intranet site. It is your responsibility to familiarise yourself with these documents, and to note amendments of which you will be advised from time to time.

You are specifically advised that it is your responsibility to comply with the Company’s policies, rules and procedures, including those contained within the Willis Excellence Model and other compliance documents, as varied or supplemented by it from time to time. Failure to comply with the Company’s policies, rules and procedures will be a disciplinary offence and be dealt with in accordance with the Company’s disciplinary procedures.

Regulatory Requirements:	You are required to comply with all reasonable requests, instructions and regulations (whether statutory or otherwise) which apply to your employment from time to time including any relevant requirements of the FSA and/or any other relevant regulator. It is your responsibility to familiarise yourself with all such regulations and requirements as made available to you by the Company.

It is a condition of your employment that you demonstrate and maintain competence for the role you carry out through the completion of any training packages and tests introduced by the Company from time to time. In the event of you failing to maintain and demonstrate competence for your role the Company will follow the Performance Improvement Procedure.

Data Protection:	In order to meet its statutory requirements, the Company, as your employer, is required to collect, process and retain personal information about you, including information defined by the Data Protection Act 1998 (the ‘Act) as sensitive personal data. By signing this Contract you expressly agree that the Company may collect, process and retain your personal information including, but not limited to, the following sensitive personal data about your:

a) ethnic origin – to ensure equality of opportunity;

b) physical or mental health or condition — as part of sickness records;

c) disabilities — to facilitate adaptations in the workplace; and

d) criminal convictions — to comply with the Rehabilitation of Offenders Act.

Your personal information, which will be held securely by Human Resources and, where applicable the Occupational Health Department and/or the Company’s Occupational Health providers, is processed in accordance with the principles set out in the Act. You have the right to inspect such information and, if necessary, require corrections to be made if the information held about you is inaccurate. Should you wish to inspect or amend any sensitive personal data held about you, please contact Human Resources.

The Company has an integrated Information Technology system and databases which include an integrated Global Payroll and HR database and a Company e-mail system which are located in various locations inside and outside the European Economic Area (EEA), including in the USA and India. You agree that the Company may store and process your personal information, including sensitive personal data outside the EEA. In those countries outside the EEA where the Company maintains its IT systems and databases and whose. data protection law is not equivalent to that which applies in UK, the Company maintains the same rigorous standards with regard to the processing of data in those countries as in the UK.

Collective Agreements:	There are no collective agreements in force that will affect your employment with the Group.

This Agreement or attachments to this agreement supersedes any existing or prior arrangements between you and the Company or any subsidiary or associated Company of Willis Limited. In the event of differing terms, this Contract of Employment will prevail save to the extent set out in this Agreement.

Definitions:

For the purposes of this contract the following definitions shall apply:

“Business” means the business of a type carried on by the Company or by any other company in the Group at the date your employment terminates, including but not limited to the placing or broking of insurance or reinsurance world-wide and ancillary services, the provision of risk management or risk transfer advice or due diligence on mergers and acquisitions.

“Cause” means:

i)	your gross and/or chronic neglect of your duties; or

ii)	your conviction in a Court or Tribunal of competent jurisdiction of an offence involving moral turpitude; or

iii)	dishonesty, embezzlement, fraud or other material willful misconduct by you in connection with your employment; or

iv)	the issue of any final instruction or order for your removal as an associate of the Company and/or officer of the Company by any Court, Tribunal or regulatory authority of competent jurisdiction; or

v)	your violation of any obligation of confidence and/or fiduciary duty and/or duty of loyalty and/or any other material obligation owed by you to the Company as set out in this Contract of Employment or other agreement with the Company or as implied as common law; or

vi)	any material breach by you of the Company’s Code of Ethics; or

vii)	your failure to maintain any insurance or other license or permission necessary for the proper performance of the duties of your position.

For the avoidance of doubt Cause shall not include an immaterial, isolated instance of ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if you have exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to your position.

“Change in Control” means

i)	the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of equity interests representing more than thirty percent (30%) of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Willis;

ii)	occupation of a majority of the seats (other than vacant seats) on the Board by Persons who were neither

(a)	nominated by the board of directors of Willis nor

(b)	appointed by directors so nominated; provided a Person shall not be deemed so nominated or appointed if such nomination or appointment is the result of a proxy contest or a threatened proxy contest;

iii)	a merger, consolidation or other corporate transaction of Willis (a “Transaction”) such that the shareholders of Willis immediately prior to such Transaction do not own more than fifty percent (50%) of the aggregate ordinary voting power of the surviving entity (or its parent) immediately after such Transaction in approximately the same proportion to each other as immediately prior to the Transaction; or (d) the sale of all or substantially all of the assets of Willis; provided, that, to the extent necessary to comply with Section 409A with regard to the making of a distribution, “Change of Control” shall be limited to the occurrence of a “change in ownership,” “change in effective control” or “change in the ownership of a substantial portion of the assets” of Willis, as such terms are described in Treasury Regulation Section 1.409A-3(i)(5).

“Client” means any person, firm, company or other organisation who or which as at the date your employment terminates or at any time during the 12 months prior to that date:

i)	gives or is in the habit of giving instructions directly or through an Intermediary to the Company or any other company in the Group concerning the Business; or

ii)	is supplied or is in the habit of being supplied directly by the Company or any company in the Group or indirectly through an Intermediary with services relating to the Business; or

iii)	is an insured or reassured or an Intermediary having influence over the introduction or facilitation or securing of the Business with the Company or any other company in the Group.

“Good Reason” means (i) a reduction in your base salary or a material adverse reduction in your benefits (other than (a) in the case of base salary, a reduction that is offset by an increase in your AIP award or other bonus opportunity upon the attainment of reasonable performance targets established by the Board of Directors of Holdings (b) a general reduction in the compensation or benefits of, or a shift in the general compensation or benefits schemes affecting, a broad group of employees of the Company or any of its subsidiaries, (ii) material adverse reduction in your principal duties and responsibilities, which continues beyond ten days after written notice by you to the Company or the applicable subsidiary of such reduction or (iii) a significant transfer away from your primary service area or primary workplace, other than as permitted by your existing service contracts; provided, however, that you shall have a period of ten days following any of the foregoing occurrences or the last event in a series of events which culminate in providing the basis for such notice during which such Optionee may claim that a basis for a Good Reason termination by you has occurred.

“Global Policy Manual” means the Willis Group Holdings Limited Global Policy Manual.

“Group” means the Company and any holding company or subsidiaries of the Company or any such holding company from time to time.

“Intermediary” means any person, firm or company by or through or with whom or which the Business is introduced and/or facilitated on behalf of an insured or reassured whether or not such intermediary derives any financial benefit from the arrangement.

“Prospective Client” means any person, firm, company or other organisation engaged in substantive negotiations (which have not yet finally been concluded) with the Company or with any other company in the Group in the 12 month period up to the date your employment terminates for the supply of services by the Company or any other company in the Group in relation to the Business.

Signed for and on behalf

of the Company:

/s/ Adam Rosman

I have read and understood the Terms and Conditions stated in the Contract of Employment document and I confirm my acceptance of them.

Signed: /s/ Stephen Hearn

Date:   October 16, 2012

DATED                  2012

EXHIBIT A

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

(1)WILLIS LIMITED

- and -

(2) STEPHEN PATRICK HEARN

COMPROMISE AGREEMENT

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

THIS AGREEMENT is made the [            ] day of [            ] [year]

BETWEEN:

(1)	WILLIS LIMITED whose registered office is at 51 Lime Street, London EC3M 7DQ (the “Company”); and

(2)	STEPHEN PATRICK HEARN of [ address] (“you” or “your”).

WHEREAS:

(1)	You commenced employment with the Company on 1 August 2003 pursuant to your Employment Contract.

(2)	The Parties have been in discussion regarding the termination of your employment by the Company [without “Cause” or by your resignation for “Good Reason”] as defined in your Employment Contract.

(3)	The Parties have agreed your employment will end on the Termination Date.

(4)	Without any admission of liability the Parties have agreed to settle all claims and potential claims that you have or may have against the Company or any Associated Body Corporate arising out of your employment and/or your directorships and/or the termination of your employment your resignation from your directorships on the following terms.

IT IS HEREBY AGREED:

1.	Definitions

In this Agreement

“Adviser” means a relevant independent adviser (as defined in section 203 Employment Rights Act 1996) from whom you have received legal advice as to the terms of this Agreement and its effect and, in particular, its effect on your ability to pursue your rights before an Employment Tribunal.

“Associated Body Corporate” means:

(a)	a parent undertaking (as defined by section 1162 and Schedule 7 of the Companies Act 2006) of the Company; or

(b)	any subsidiary undertaking (as defined by section 1162 and Schedule 7 of the Companies Act 2006) or any such parent undertaking of the Company; or

(c)	a company over which the Company or any parent undertaking has control (within the meaning of section 840 of the Income and Corporation Taxes Act 1988).

“Employee Claims” means all those claims set out at clause 12.2 of this Agreement

“Employment Contract” means your contract of employment dated 16 October 2012 as subsequently amended from time to time.

“Further Tax” means any further income tax and/or employee National Insurance contributions and/or any interest, penalties, costs and fines incurred by reason of any act and/or omission and/or delay on your part (but excluding any interest, penalties, costs and fines incurred by reason of any act and/or omission and/or delay on the part of the Company) which the Company and any Associated Body Corporate may incur in respect of this Agreement or your Employment Agreement other than in relation to the sums deducted by the Company under your Employment Agreement.

“Identified Issues” means any and all claims, demands, costs, expenses or rights of action which you have or may have against the Company or any Associated Body Corporate or any of its or their officers or employees, whether at common law, statute, pursuant to European Union law or otherwise, however arising, in connection with your employment and/or its termination and/or your directorships and/or your trusteeships and/or other offices and/or your resignation from them including, for the avoidance of doubt, in respect of the period between the date of this Agreement and the Termination Date.

“Parties” means you and the Company.

“Termination Date” means [date]

“Termination Payment” means the aggregate sum set out at clause 4.1 of this Agreement.

2.	Termination

The Parties agree your employment [will] terminate[d] on the Termination Date.

3.	Salary and Benefits to the Termination Date

3.1	You will receive:

(a)	your salary and other contractual benefits up to and including the Termination Date in the normal way; and

(b)	any pay in lieu of accrued but untaken holiday

less deductions for income tax and National Insurance contributions at appropriate rates.

3.2	The Company will issue your P45 to you.

3.3	Save as set out in your Employment Agreement you have no other entitlements to salary or any other contractual or other benefits.

4.	Severance Compensation

Subject to your compliance with all the material terms of this Agreement and where applicable your Employment Agreement, the Company will compensate you according to the terms of the Employment Contract relating to termination of your employment.

5.	Tax

You agree to indemnify and keep indemnified the Company and any Associated Body Corporate in respect of any Further Tax provided that the Company will make no payment of such Further Tax without particulars of any such demand being given to you and you being given the opportunity at your own expense to dispute any such payment.

6.	Expenses

The Company [will] [has] reimburse[d] you for any expenses properly and reasonably incurred by you on or before the Termination Date in the performance of your duties. You agree to submit any claim you may have for expenses within 30 days of the Termination Date to [name of person] in accordance with the Company’s normal procedure.

7.	Legal Costs

The Company shall pay direct to your Adviser his/her legal costs in connection with advising you on the termination of your employment and the consequences of your signing this Agreement up to a maximum of £500 plus VAT on receipt of an appropriate invoice addressed to you but stated to be payable by the Company.

8.	Reference

Subject to the application of any overriding statutory and/or regulatory obligations and/or requirements, the Company will provide prospective employers on request with a reference in the form set out in Schedule A (provided that such request is made in writing to the Company’s Human Resources Department at the Company’s address above). The Company will also deal with any oral request for a reference in a manner consistent with the content of Schedule A.

9.	Directorships and other Offices

You agree to resign immediately from your directorship of the Company and, if applicable, from all your other directorships and/or other offices in the Company and/or any Associated Bodies Corporate by signing letters of resignation in the form set out in Schedule B. If requested to do so you also agree to execute such documents as may be necessary to give effect to them.

10.	Company Property

You undertake that on or before the Termination Date you shall return [OR You warrant you have returned] to the Company all keys, credit cards, correspondence, documents, reports, papers, records, data (including notes, summaries and extracts) held in any form (including electronically), laptops, floppy discs, external hard drives, memory sticks and any other Company property or property of any Associated Body Corporate which [is][was] in your possession or under your control, together with all copies of the same. The Company may require you to sign an undertaking that all such property has been duly returned.

11.	Restrictions

Notwithstanding the termination of your employment you acknowledge you are bound by and undertake to continue to observe those provisions of your Employment Contract which survive the termination of your employment.

12.	Full and Final Settlement

12.1	Without any admission of liability by the Company, you agree to accept the terms set out in this Agreement in full and final settlement of the Identified Issues but excluding any claim in respect of accrued pension entitlement or personal injury or for the purposes of enforcing any term of this Agreement. You represent and warrant that you are not aware of any claim you may have for personal injury as at the date of this Agreement.

12.2	In particular, but without limitation, the waivers and releases contained in the above clause extend to:

(a)	any claim for damages for breach of contract (whether brought before an Employment Tribunal or otherwise); and

(b)	any statutory claims which you have or may have:

i)	for equal pay;

ii)	for unfair dismissal;

iii)	for a redundancy payment (including any claim to an enhanced and/or contractual redundancy payment);

iv)	for a detriment under section 47B of the Employment Rights Act 1996;

v)	for a detriment under section 47E of the Employment Rights Act 1996;

vi)	for unlawful deductions under Part II of the Employment Rights Act 1996;

vii)	for discrimination and/or harassment and/or victimisation on the grounds of any protected characteristic under the Equality Act 2010;

viii)	under the Working Time Regulations 1998;

ix)	under the National Minimum Wage Act 1998;

x)	under the Trade Union and Labour Relations (Consolidation) Act 1992;

xi)	for a detriment under the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

xii)	for a detriment under the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

xiii)	under the Transnational Information and Consultation of Employees Regulations 1999;

xiv)	under the Information and Consultation of Employees Regulations 2004;

xv)	under the Protection from Harassment Act 1997;

xvi)	against the trustees of any Company pension scheme save for the payment of accrued benefits in the ordinary course; and

(c)	any claim or entitlement to any bonus, profit sharing, share option or any other incentive payment (whether past or future).

The claims specified in this clause 12.2 are claims which it is recognised you have or may have arising out of the circumstances surrounding your employment and its termination.

13.	Representations and Warranties

13.1	You represent and warrant that you:

(a)	have not withheld or failed to disclose any material fact concerning the performance of your duties (including any fiduciary duties) owed to the Company and/or any Associated Body Corporate;

(b)	are not aware of any breach by you of any duty (including any fiduciary duty) owed by you to the Company and/or any Associated Body Corporate; and

(c)	have not at any time committed a repudiatory breach of your contract of employment which would entitle the Company to terminate your employment summarily without compensation (if you had still been employed).

13.2	You represent and warrant to the Company that prior to signing this Agreement you have taken independent legal advice from your Adviser as to the terms and effect of this Agreement and, in particular, its effect on your ability to pursue your rights at common law, statute or otherwise. You further warrant you have raised with your Adviser all issues of any nature about which you believe you have or may have grounds for complaint in relation to your employment and/or its termination and/or your directorships and/or trusteeships and/or other offices and/or their termination] against the Company or any Associated Body Corporate (or any of its or their officers or employees) and you have no other complaints or grounds for any claim whatsoever against the Company or any Associated Body Corporate in relation to the Identified Issues, including without limitation the Employee Claims.

13.3	Without prejudice to any other remedy that the Company or any Associated Body Corporate may have, if you breach any material provision of this Agreement you agree upon demand to repay immediately all or such part of any payments made to you under this Agreement as notified to you by the Company (in its discretion, to be exercised reasonably) as being considered an appropriate amount by reference to the particular provision or provisions breached and you further agree that such repayment shall be recoverable by the Company as a debt.

13.4	For the avoidance of doubt, if it is found that you have any rights under common law, contract, statutory provisions or European Union legislation (whether referred to in clause 12.2 above or otherwise) which have not been validly and lawfully excluded by this Agreement (which is not admitted) and you exercise any such right then the Company shall be entitled to offset any or all of the Termination Payment against any and all amounts found by any Employment Tribunal or Court as being payable to you. This shall be deemed to include any payment in respect of remuneration payable where the same forms part of the Employment Tribunal or Court’s finding. In the event that any amount found as being payable is less than the Termination Payment, then the Company shall be entitled to recover from you as a debt the difference between the amount found payable by the Employment Tribunal or Court and the Termination Payment paid to you.

14.	Compromise Agreement

14.1	You acknowledge that the following conditions regulating compromise agreements and, where appropriate, qualifying compromise contracts, are satisfied:

i)	section 203 of the Employment Rights Act 1996;

ii)	section 147 of the Equality Act 2010;

iii)	regulation 35 of the Working Time Regulations 1998;

iv)	section 49 of the National Minimum Wage Act 1998;

v)	section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992;

vi)	regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

vii)	regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

viii)	regulation 41 of the Transnational Information and Consultation of Employee Regulations 1999; and

ix)	regulation 40 of the Information and Consultation of Employees Regulations 2004.

14.2	You confirm that you have received legal advice from your Adviser;

14.3	You have provided the name of your Adviser from whom you have taken said advice and the name and address of the organisation for whom your Adviser works and your Adviser has signed the certificate set out in Schedule C to this Agreement.

15.	Miscellaneous

15.1	The Parties confirm that they consider the provisions of this Agreement to be valid, reasonable and enforceable. However, without prejudice to the above, the Parties acknowledge and agree that various clauses and sub-clauses of this Agreement are severable and that if any clause or sub-clause or identifiable part thereof is held to be invalid or unenforceable by any Employment Tribunal or Court of competent jurisdiction then such invalidity or enforceability shall not affect the validity or enforceability of the remaining clauses or sub-clauses of this Agreement of parts thereof.

15.2	Save for any Associated Body Corporate a person, firm, company or organisation who or which is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. The consent of a third party shall not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefits conferred in this Agreement on that third party.

15.3	Although marked “without prejudice” and “subject to contract”, once the Agreement has been signed by the Company and by you and the certificate attached to this Agreement has been signed by your Adviser it shall be treated as an open agreement and binding between the Company and you.

15.4	The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

15.5	You agree not to hold yourself out as an agent or employee or otherwise of the Company or any Associated Body Corporate after the Termination Date.

16.	Jurisdiction

English law shall apply to this Agreement and the Parties submit to the exclusive jurisdiction of the English courts.

Signed by Stephen Patrick Hearn

Signed for and on behalf of the Company

[insert name and job title]

SCHEDULE A

AGREED REFERENCE

Strictly Private & Confidential

Our Ref: [            ]

Dear [            ]

Re: [            ]

Thank you for your letter of [date] concerning the above.

Mr/Mrs/Ms [            ] was employed by Willis Limited and its predecessor companies from 1 August 2003 to [            ]. Most recently he was employed as [Group Deputy Chief Executive Officer].

Please note that it is Company policy to provide only the above information.

Yours sincerely

Human Resources

The above information is given in good faith and in confidence but on the clear understanding that neither the Company nor its employees accept any responsibility for its accuracy.

SCHEDULE B

RESIGNATION OF DIRECTORSHIP

PRIVATE AND CONFIDENTIAL

To: The Directors [Trustees]

[            ] [Limited][PLC]

[address]

[date]

Dear Sirs

I hereby resign as [a] / [an Executive] Director [Trustee] [from the office of         ] of [            ] [Limited][PLC] (the “Company”) [(the “Trustees”)]. My resignation is to be effective immediately. I confirm that I have no claim of any nature against the Company [the Trustees] in respect of my directorship [trusteeship] or its termination.

Yours faithfully

[name]

SCHEDULE C

CERTIFICATE FROM THE INDEPENDENT LEGAL ADVISER

I [name] of [name and address of firm/union/CAB] refer to the compromise agreement dated [date] between [name] and Willis Limited (the “Agreement”).

I confirm that:

A.	[I am a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate.] [I am a [ ] and hold a written certificate from [ ] that I am authorised and competent to give advice.] Accordingly, I am a relevant independent adviser within the meaning of section 203 of the Employment Rights Act 1996.

B.	[I am not acting (and have not acted) in relation to this matter for the Company [or any Associated Body Corporate (as defined in the Agreement).]

C.	There is in force a contract of insurance, or a professional indemnity, as required by section 203(3)(d) of the Employment Rights Act 1996, covering the risk of a claim against me in respect of the advice which I have given [name] leading to the completion of the Agreement.

D.	I have advised [name] in particular in relation to any claim he/she may have for the Employee Claims (as defined in the Agreement) and have advised him/her that the effect of his/her signing the Agreement is that he/she is barred from pursuing any such claims.

Signed	Dated